UNITED STATES

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ECOLAB INC.

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Global Headquarters 1 Ecolab Place St. Paul, MN 55102 1 800 2 ECOLAB

April 18, 2023

Dear Fellow Ecolab Stockholders:

On behalf of the Board of Directors and the Board’s Compensation & Human Capital Management Committee, we are writing to urge you to VOTE FOR Proposal 5 — the advisory vote to approve the compensation of our named executive officers (also known as the Say-on-Pay Proposal) — at Ecolab’s 2023 Annual Meeting of Stockholders, which will be held on Thursday, May 4, 2023. We are writing to highlight how Ecolab’s performance is closely linked to the compensation of our named executive officers (NEOs), and to re-emphasize how Ecolab’s compensation program aligns with the interests of our stockholders.

The Compensation & Human Capital Management Committee structured the executive pay program based on a pay-for-performance philosophy that incentivizes the successful execution of our business plan and drives shareholder value. When making compensation decisions for our NEOs, the Committee’s approach is focused on linking executive compensation to Company performance. We position each element of compensation in the median range of our competitive market, adjusted for the Company’s size. Reflecting recent short-term macroeconomic challenges and demonstrating our pay-for-performance philosophy, Ecolab’s CEO has not received an annual bonus payout in two of the last three years, in alignment with Ecolab’s 1-year and 3-year total shareholder return (TSR). Despite our current CEO’s below-median compensation, the degree of alignment between our CEO compensation and Company performance (as calculated based on 3-year and 5-year TSR) continues to be impacted by the compensation paid to our previous long-tenured CEO, who retired from the position in 2020.

When our new CEO was hired two years ago, the Compensation Committee intentionally set his pay below the median of our peers. The Compensation Committee increased the value of the total direct compensation opportunity for our CEO in 2022 as part of careful multi-year succession planning, however, his pay remains below the median. In January 2021, Christophe Beck was appointed as our new CEO following the retirement of our former CEO. Mr. Beck’s initial total direct compensation opportunity was set below the market median reflecting the beginning of his service as CEO — and significantly lower than the total direct compensation opportunity provided to our former CEO in 2020. The Committee increased Mr. Beck’s total direct compensation opportunity for 2022 as part of our multi-year commitment to gradually bring Ecolab’s CEO compensation in line with the market median. Despite the increase, Mr. Beck’s total direct compensation opportunity for 2022 remained at the low end of the market median range — 15% below Ecolab’s competitive market median and 14% below ISS’s peer group median.

The 2022 increase in our CEO’s long-term incentive opportunity was part of a previously disclosed, gradual approach to increasing our CEO’s compensation toward the market median over the course of several years. This increase was a result of the Compensation Committee’s careful succession planning and is in line with our pay-for-performance philosophy. For the CEO’s long-term incentive awards, the

Committee maintained a 50/50 mix of stock options and performance-based restricted stock units for our 2022 annual long-term equity incentive awards. We use standard valuation methods as disclosed in our proxy to achieve the desired balance between time-based and performance-based long-term incentive awards. Underscoring the performance nature of stock options, while the 2019, 2020 and 2021 stock options issued to our NEOs may have extrinsic value, they currently remain deeply under water and have no intrinsic value.

Glass Lewis supports the Say-on-Pay-Proposal. We note that Glass, Lewis & Co., LLC, a leading, independent proxy advisory firm, recommended that its clients vote FOR the Say-on-Pay Proposal and recognized our overall reasonable NEO pay levels.

The Committee’s approach to compensation for its NEOs motivates executives without incentivizing inappropriate risk-taking to achieve pay-outs. Despite the challenging macroeconomic environment that we faced in 2022, we are proud of the actions we took to position Ecolab for continued strong long-term performance. We continue to believe that our executive compensation program closely links CEO pay outcomes and Ecolab’s performance and that our executive compensation decisions, including those for our CEO, are strongly aligned with driving continued Company performance.

We encourage you to vote in line with the Board’s recommendations on all agenda items. In addition, we encourage you to vote your shares in line with the Board’s recommendations on the other agenda items, including AGAINST Proposal 7 — the stockholder proposal regarding an independent board chair policy. We believe that Ecolab and our stockholders are best served by a flexible policy that allows the Board to determine the leadership structure that best meets Ecolab’s needs at any given time. Under our existing board leadership framework, the Lead Director and independent directors provide strong, independent oversight of management, and this independent leadership is supported by our robust corporate governance practices. For example, the fully independent Governance Committee selects all independent directors, committee chairs and committee members, and the Chairman does not actively participate in these selections. Additionally, the Lead Director approves all board meeting schedules and agendas. In light of the Board’s strong, independent oversight of management, and in order to preserve flexibility for the independent directors to determine the leadership structure that best fits Ecolab at any given time, we ask for your vote AGAINST Proposal 7.

On behalf of the Board and the entire Ecolab team of 47,000 associates, we thank you for your continued investment in Ecolab, and we thank you for continuing to trust the Board and our leadership team as we work together to deliver continued purpose-driven growth and innovation.

Sincerely,

Jeffrey M. Ettinger	John J. Zillmer
Lead Director	Chair, Compensation & Human Capital
Management Committee